UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2010

American Wagering, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Grier Drive, Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 735-0101

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 17, 2010, American Wagering, Inc. and its subsidiaries (collectively, the “Company”) entered into an interest-free revolving line of credit in the amount of $250,000 (the “Line of Credit”) with Victor Salerno, the Company’s President and Chief Executive Officer, and a related promissory note (the “Note”) payable to the order of Mr. Salerno.

The maturity date of the Line of Credit is February 1, 2013.  The Company may request advances (“Advances”) under the Line of Credit in the minimum amount of $5,000 and integral multiples thereof.   Mr. Salerno has the right to approve the use of such Advances in his sole discretion.  The Company can repay the Advances, in whole or in part, at any time without penalty.  The outstanding amount of all Advances shall be payable on February 1, 2013; however, the Company must repay any Advance under the Line of Credit or under other facilities with Mr. Salerno from the first proceeds of any funds or capital raised by the Company in a completed investment transaction.  If an Event of Default (as defined in the Line of Credit) occurs and is continuing, Mr. Salerno may, but is not obligated to, declare the Note immediately due and payable and withhold additional Advances and pursue any other rights and remedies available to him.  As of May 18, 2010, $250,000 was outstanding under the Line of Credit.

The foregoing descriptions of the Line of Credit and the Note are qualified in their entirety by reference to the complete text of the Line of Credit and the Note, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit	Name
Exhibit 10.1	Line of Credit dated May 17, 2010 between the Company and Victor Salerno
Exhibit 10.2	Revolving Line of Credit Promissory Note dated May 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WAGERING, INC.
(Registrant)

Date: May 20, 2010
	By:	/s/ Victor Salerno
Victor Salerno
	Its:	Chief Executive Officer and President